May 29, 2019

Board of Directors

United Express Inc

4345 West Post Road

Las Vegas, Nevada 89118

Gentlemen:

I have acted, at your request, as speciall counsel to United Express Inc, a Nevada corporation, (“United Express”) for the purpose of rendering an opinion as to the legality of 1,581,000 shares of United Express ' common stock, par value $0.001 per share, ( “Shares”) to be offered, distributed and sold for cash by thirty-three stockholders identified in (“Selling Stockholders”) and pursuant to a registration statement filed under the Securities Act of 1933, as amended, by United Express with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, SEC File No. 333-227194, for the purpose of registering the offer, sale and distribution of the Shares by the Selling Stockholders (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, a true copy of the Articles of Incorporation, there being no amendments of record at the date hereof, of United Express, the Bylaws of United Express provided by United Express’ management, selected proceedings of the board of directors of United Express authorizing the sale and issuance of the Shares to the Selling Stockholders, Amendment 7 to the Registration Statement (the final amendment to the Registration Statement prior to declaration of effectiveness by the SEC’s Division of Corporation Finance acting pursuant to delegated authority), certificates of officers of United Express and of public officials, and such other documents of United Express and of public officials as I have deemed necessary and relevant to the matter opined upon herein. United Express has represented in its 424b prospectus filed with the Commission that it has engaged Empire Stock Transfer Inc. as its transfer agent. I have assumed, with respect to persons other than directors and officers of United Express, the due and proper election or appointment of all persons signing and purporting to sign documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents filed as exhibits to the Registration Statement as submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares issued and delivered by United Express against payment of $0.01 per share by the Selling Stockholders are duly authorized, legally issued, fully paid and non-assessable.

My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to a post effective amendment to the Registration Statement and to the reference thereto under the caption “Interests of Named Experts and Counsel” in a Rule 424B prospectus issued by United Express thereafter.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris